                                                                    EXHIBIT 12.1

                              METTLER-TOLEDO GROUP
                       RATIO OF EARNINGS TO FIXED CHARGES

                                             FOR THE YEARS ENDED          FOR THE SIX MONTHS
                                                 DECEMBER 31,               ENDED JUNE 30,
                                        ------------------------------    ------------------
                                         1993        1994       1995       1995       1996
                                        -------     -------    -------    -------    -------
                                                       (DOLLARS IN THOUSANDS)
Income (loss) before taxes and
  minority interest..................   $(2,972)    $22,507    $27,804    $ 9,867    $17,363
Fixed charges:
  Interest expense...................    15,239      13,307     18,219      8,717      8,346
  1/3 rent expense (1)...............     3,026       3,503      3,827      1,913      1,913
                                        -------     -------    -------    -------    -------
                                         18,265      16,810     22,046     10,630     10,259
                                        -------     -------    -------    -------    -------
Earnings, as defined.................   $15,293     $39,317    $49,850    $20,497    $27,622
                                        -------     -------    -------    -------    -------
Ratio of earnings to fixed charges...        --(2)      2.3x       2.3x       1.9x       2.7x
                                        -------     -------    -------    -------    -------
                                        -------     -------    -------    -------    -------

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(1) Determined by management of Mettler-Toledo to be representative of the interest factor.

(2) For the year ended December 31, 1993, earnings were insufficient to cover fixed charges by approximately $3,000.